UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
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FOR IMMEDIATE RELEASE

REGIS CORPORATION ISSUES STATEMENT IN RESPONSE TO

STARBOARD LETTER TO REGIS SHAREHOLDERS

Minneapolis, MN — October 5, 2011 — Regis Corporation (NYSE: RGS) (“Regis”), the global leader in the $160 billion hair care industry, today issued the following statement in response to Starboard Value LP’s (“Starboard”) letter to Regis shareholders in connection with the Company’s 2011 Annual Meeting of Shareholders scheduled to be held on October 27, 2011:

“Regis continues to focus on profitable growth and enhancing shareholder value through its carefully planned and appropriate strategy of revenue initiatives, cost cuts, governance changes and review of alternatives for non-core assets.  We believe Starboard’s letter is misleading and contains numerous errors, while also falsely claiming credit for initiatives that predate Starboard’s investment in the Company in June of this year.  We look forward to engaging with shareholders to explain our plans for enhancing value now without sacrificing the long-term viability of the Regis franchise.”

Faegre & Benson LLP and Wachtell, Lipton, Rosen & Katz are serving as legal advisors to Regis.  Perella Weinberg Partners and BofA Merrill Lynch are serving as the Company’s financial advisors.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2011, the Company owned, franchised or held ownership interests in approximately 12,700 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women. In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue. Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. For additional information about the company, please visit the Investor Information section of the corporate website at www.regiscorp.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Additional Information

Regis, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Regis’s shareholders in connection with Regis’s 2011 Annual Meeting of Shareholders.  The Company has filed a definitive proxy statement with the SEC with respect to the 2011 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Investor Relations at (952) 947-7777. Investors and security holders may also obtain free copies of the documents filed with the SEC on the Company’s website at http://www.regiscorp.com.

Contact Information

Mark Fosland

SVP, Finance and Investor Relations

952-806-1707

Andy Larew

Director, Finance-Investor Relations

952-806-1425

Kelly Sullivan / Annabelle Rinehart / Matthew Cuneo

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449